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                                                                      EXHIBIT 14

                                                                      April 2003

                        CODE OF ETHICS FOR TJX EXECUTIVES

TJX's board of directors, stockholders, associates, customers, vendors and other business partners rely on the honesty and integrity of the Company's Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and other senior operating and financial executives. To support this trust, these individuals must commit themselves not only to the Company's Code of Conduct, which applies to all associates, but additionally to the following Code of Ethics.

TJX's Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and other senior operating and financial executives are expected to:

- Act at all times with honesty and integrity and handle actual or apparent conflicts of interest in personal and professional relationships with honesty and integrity. Promptly report to TJX's Vice President, Corporate Internal Audit Director any violations of this Code of Ethics or any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

- Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable. Assure full, fair, accurate, timely and understandable disclosure in TJX's SEC filings and other public communications.

- Comply with rules and regulations of federal, state, local, provincial, national governments and other appropriate private and public regulatory agencies.

- Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

- Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work will not be used for personal advantage.

- Share knowledge and maintain skills important and relevant to constituents' needs.

- Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community.

- Achieve responsible use of and control over all assets and resources employed or entrusted.

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YOUR PERSONAL COMMITMENT TO THE CODE OF ETHICS FOR TJX EXECUTIVES

I acknowledge that I have received and read the TJX Code of Ethics for TJX Executives, dated April 2003, and understand my obligations to comply with such Code of Ethics.

I understand that my agreement to comply with such Code of Ethics does not constitute a contract of employment.

Please sign here:                               Date:
                 _______________________________

Please print your name:
                       _________________________